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Loomis Sayles Funds
One Financial Center, Boston, Mass. 02111 (617) 482-2450 Fax (617) 338-0761


August 28, 1996



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

This is to advise you that Loomis Sayles Funds (the "Trust") has established a new fund to be known as the Loomis Sayles High Yield Fund. In accordance with the Additional Funds provisions in Article 17 of the Custodian Contract dated April 23, 1991 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as custodian for the new fund under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.



By   /s/ Timothy Panaro
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Agreed to this 23rd day of August 1996
State Street Bank and Trust Company



By     /s/ Daniel J. Fuss
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           President of the Trust